Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-203698) pertaining to Apple Inc. Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-195509) pertaining to Apple Inc. 2014 Employee Stock Plan,

(3)	Registration Statement (Form S-8 No. 333-193709) pertaining to Topsy Labs, Inc. 2007 Stock Plan,

(4)	Registration Statement (Form S-3 ASR No. 333-210983) of Apple Inc.,

(5)	Registration Statement (Form S-8 No. 333-184706) pertaining to AuthenTec, Inc. 2007 Stock Incentive Plan and AuthenTec, Inc. 2010 Incentive Plan, as amended,

(6)	Registration Statement (Form S-8 No. 333-180981) pertaining to Chomp Inc. 2009 Equity Incentive Plan,

(7)	Registration Statement (Form S-8 No. 333-179189) pertaining to Anobit Technologies Ltd. Global Share Incentive Plan (2006),

(8)	Registration Statement (Form S-8 No. 333-165214) pertaining to Apple Inc. 2003 Employee Stock Plan, la la media, inc. 2005 Stock Plan and Quattro Wireless, Inc. 2006 Stock Option and Grant Plan,

(9)	Registration Statement (Form S-8 No. 333-146026) pertaining to Apple Inc. 2003 Employee Stock Plan and Apple Inc. Amended Employee Stock Purchase Plan,

(10)	Registration Statement (Form S-8 No. 333-125148) pertaining to Employee Stock Purchase Plan and 2003 Employee Stock Plan, and

(11)	Registration Statement (Form S-8 No. 333-60455) pertaining to 1997 Director Stock Option Plan;
of our reports dated November 3, 2017 with respect to the consolidated financial statements of Apple Inc., and the effectiveness of internal control over financial reporting of Apple Inc., included in this Annual Report on Form 10-K for the year ended September 30, 2017.
/s/ Ernst & Young LLP
San Jose, California
November 3, 2017